Exhibit 10.1

First Amendment to the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P.

On September 7, 2021, Columbia Property Trust, Inc. (the “Corporation”), the general partner of Columbia Property Trust Operating Partnership, L.P. (“Company OP”), Columbia OP LP, LLC and the holders representing a majority of the outstanding Series A Convertible, Perpetual Preferred Units of Company OP approved and adopted the following amendment to the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P. to be effective immediately.

Section 2 of the Series A Convertible, Perpetual Preferred Units Addendum of the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P. is hereby amended to add thereto a new subsection (f), which shall read in its entirety as follows:

(f)            Notwithstanding anything to the contrary herein, in no event shall any Series A Preferred Unit be entitled to receive or entitle its holder to receive, nor shall the Series A Distribution include, (i) any part of any Additional Dividends, Special Dividend or REIT Dividend, or (ii) any payments that the holders of any Series A Preferred Unit would otherwise be entitled to receive as a result of the authorization, declaration or payment of any such Additional Dividends, Special Dividend or REIT Dividend, in each case regardless of whether such Additional Dividends, Special Dividend or REIT Dividend is authorized, declared or distributed prior to or following the Partnership Merger Effective Time.  As used in this Section 2(f), the terms “Additional Dividends,” “Special Dividend,” “REIT Dividend” and “Partnership Merger Effective Time” shall have the meanings given thereto in the Agreement and Plan of Merger by and between Columbia Property Trust, Inc., Company OP, Panther Merger Parent, Inc. and Panther Merger Sub, LLC, dated as of September 7, 2021 (as it may be amended or restated from time to time).